Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Registration Statement on Form S-1 of our report dated February 18, 2026, relating to the financial statements of Medical 21, Inc. (the “Company”) for the years ended December 31, 2025 and 2024. Our report includes an explanatory paragraph regarding the existence of substantial doubt about the Company’s ability to continue as a going concern. We also consent to the reference to our firm under the heading “Experts” appearing therein.

/s/ Grassi & Co., CPAs, P.C.

Jericho, New York

February 18, 2026